EXHIBIT 99.1
ParkOhio Announces Improved Third Quarter Results

•	Third quarter EPS of $1.10 per diluted share, or $1.13 per diluted share on an adjusted basis

•	Improved operating margins in third quarter compared to first half of 2016

•	Year-over-year operating cash flows increased by $29 million

CLEVELAND, OHIO, November 7, 2016 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the third quarter of 2016.

THIRD QUARTER RESULTS
In the third quarter of 2016, net sales were $312.7 million and net income attributable to ParkOhio common shareholders was $13.5 million, or $1.10 per diluted share. These results compared to net sales of $364.4 million and net income attributable to ParkOhio common shareholders of $13.2 million, or $1.06 per diluted share, in the third quarter of 2015. On an adjusted basis, net income attributable to ParkOhio common shareholders was $1.13 per diluted share in the third quarter of 2016, compared to $1.10 per diluted share in the 2015 period. Net income in the 2016 period was positively impacted by the reversal of various income tax accruals totaling approximately $4 million relating to previous tax positions for which the statutes of limitations expired. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.

Gross margin, as a percentage of net sales, was 17.4% in the third quarter of 2016, an increase of almost 200 basis points compared to gross margin in the first half of 2016. Operating cash flows were $13.3 million for the third quarter, and the Company had cash and cash equivalents of $57.7 million on hand at September 30, 2016. EBITDA, as defined was $30.7 million in the third quarter of 2016 compared to $36.9 million in the third quarter of 2015. Please refer to the table that follows for a reconciliation of net income to EBITDA, as defined.

Edward F. Crawford, Chairman and Chief Executive Officer, stated, “Improving profitability continued in the third quarter of 2016. We are expecting revenues in some of our key end markets to begin expansion in early 2017.”

YEAR-TO-DATE RESULTS
In the nine months ended September 30, 2016, net sales were $970.1 million and net income attributable to ParkOhio common shareholders was $25.2 million, or $2.06 per diluted share. These results compared to net sales of $1,116.4 million and net income attributable to ParkOhio common shareholders of $36.4 million, or $2.94 per diluted share, in the comparable period in 2015. Adjusted earnings in the 2016 period were $2.35 per diluted share compared to $3.00 per diluted share in the 2015 period. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.
For the nine months ended September 30, 2016, the Company delivered operating cash flows of $40.8 million compared to $11.7 million in the comparable 2015 period. EBITDA, as defined was $87.6 million in the first nine months of 2016 compared to $104.4 million in the 2015 period. Please refer to the table that follows for a reconciliation of net income to EBITDA, as defined.

-more-

We are reaffirming our full year 2016 Adjusted EPS guidance of $3.10 to $3.30 per diluted share. Our GAAP EPS is expected to be $2.75 to $2.95, considering our full year forecasted EPS adjustments of $0.35 per diluted share. Please refer to the table that follows for a reconciliation of GAAP EPS to Adjusted EPS.

A conference call reviewing ParkOhio’s third quarter results will be broadcast live over the Internet on Tuesday, November 8, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates 45 manufacturing sites and 54 supply chain logistics facilities, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general domestic economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including the uncertainties related to the current global financial crises; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; the outcome of the review conducted by the special committee of our board of directors; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions, except per share data)
Net sales	$312.7	$364.4	$970.1	$1,116.4
Cost of sales	258.4	302.1	813.7	935.3
Gross profit	54.3	62.3	156.4	181.1
Selling, general and administrative expenses	33.4	34.9	99.9	103.8
Asset impairment charge	—	—	4.0	—
Operating income	20.9	27.4	52.5	77.3
Interest expense	7.2	7.0	21.3	20.7
Income before income taxes	13.7	20.4	31.2	56.6
Income tax (benefit) expense	(0.1)	7.2	5.7	19.7
Net income	13.8	13.2	25.5	36.9
Net income attributable to noncontrolling interest	(0.3)	—	(0.3)	(0.5)
Net income attributable to ParkOhio common shareholders	$13.5	$13.2	$25.2	$36.4

Earnings per common share attributable to ParkOhio common shareholders:
Basic	$1.12	$1.07	$2.08	$2.98
Diluted	$1.10	$1.06	$2.06	$2.94
Weighted-average shares used to compute earnings per share:
Basic	12.1	12.3	12.1	12.2
Diluted	12.3	12.4	12.3	12.4

Dividends per common share	$0.125	$0.125	$0.375	$0.375

Other financial data:
EBITDA, as defined	$30.7	$36.9	$87.6	$104.4

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings is net income calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income calculated in accordance with GAAP. Adjusted earnings herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to adjusted earnings:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income	$13.8	$1.12	$13.2	$1.06	$25.5	$2.08	$36.9	$2.98
Net income attributable to noncontrolling interest	(0.3)	(0.02)	—	—	(0.3)	(0.02)	(0.5)	(0.04)
Net income attributable to ParkOhio common shareholders	13.5	1.10	13.2	1.06	25.2	2.06	36.4	2.94
Adjustments:
Asset impairment charge	—	—	—	—	4.0	0.33	—	—
Severance	0.2	0.02	0.5	0.04	0.6	0.05	0.5	0.04
Plant relocation and related costs	0.2	0.01	—	—	0.5	0.03	—	—
Acquisition-related costs	—	—	0.2	0.02	0.2	0.02	0.5	0.04
Other	0.1	0.01	—	—	0.1	0.01	—	—
Tax effect of adjustments	(0.1)	(0.01)	(0.2)	(0.02)	(1.9)	(0.15)	(0.2)	(0.02)
Adjusted earnings	$13.9	$1.13	$13.7	$1.10	$28.7	$2.35	$37.2	$3.00

Reconciliation of GAAP EPS guidance to Adjusted EPS guidance for the full year 2016:

	Low	High
GAAP EPS guidance for the full year 2016	$2.75	$2.95
Adjustments through September 30, 2016	0.29	0.29
Adjustments forecasted in Q4 2016*	0.06	0.06
Adjusted EPS guidance for the full year 2016	$3.10	$3.30

* Q4 2016 adjustments are expected to be similar in nature to those in the first nine months of 2016.

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to ParkOhio common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain non-cash charges and corporate-level expenses as defined in the Company's Revolving Credit Agreement. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and believes that EBITDA is useful to investors as an indication of the Company's satisfaction of its Debt Service Ratio covenant in its Revolving Credit Agreement. Additionally, EBITDA is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined is not a measure of performance under generally accepted accounting principles ("GAAP") and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. Adjusted earnings herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions)
Net income attributable to ParkOhio common shareholders	$13.5	$13.2	$25.2	$36.4
Add back:
Interest expense	7.2	7.0	21.3	20.7
Income tax (benefit) expense	(0.1)	7.2	5.7	19.7
Depreciation and amortization	7.4	7.1	22.2	21.2
Share-based compensation expense	2.6	2.4	8.1	5.3
Asset impairment charge	—	—	4.0	—
Acquisition-related costs	—	0.2	0.2	0.7
Miscellaneous	0.1	(0.2)	0.9	0.4
EBITDA, as defined	$30.7	$36.9	$87.6	$104.4

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2016	December 31, 2015
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$57.7	$62.0
Accounts receivable, net	200.6	199.3
Inventories, net	251.4	249.0
Other current assets	45.1	39.3
Total current assets	554.8	549.6
Property, plant and equipment, net	148.8	151.3
Goodwill	81.7	82.0
Intangible assets, net	87.4	92.8
Other long-term assets	69.2	66.4
Total assets	$941.9	$942.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$126.3	$129.7
Accrued expenses and other	81.3	77.7
Current portion of long-term debt	20.5	17.8
Total current liabilities	228.1	225.2
Long-term liabilities, less current portion:
Debt	428.1	445.8
Deferred tax liabilities	20.5	20.4
Other long-term liabilities	30.2	38.5
Total long-term liabilities	478.8	504.7
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	227.9	205.3
Noncontrolling interest	7.1	6.9
Total equity	235.0	212.2
Total liabilities and shareholders' equity	$941.9	$942.1

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2016	2015
	(In millions)
OPERATING ACTIVITIES
Net income	$25.5	$36.9
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	22.2	21.2
Asset impairment charge	4.0	—
Share-based compensation expense	8.1	5.3
Changes in operating assets and liabilities:
Accounts receivable	(1.6)	(14.5)
Inventories	(3.5)	(15.7)
Prepaid and other current assets	(5.4)	(6.1)
Accounts payable and accrued expenses	1.4	(21.4)
Other noncurrent liabilities	(8.4)	(3.6)
Other	(1.5)	9.6
Net cash provided by operating activities	40.8	11.7
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(20.3)	(31.1)
Net cash used by investing activities	(20.3)	(31.1)
FINANCING ACTIVITIES
(Payments) proceeds from revolving credit facility, net	(17.4)	27.6
Payments on term loan	(3.4)	(3.5)
Proceeds from other long-term debt	7.3	2.3
(Payments) proceeds from capital lease facilities, net	(2.5)	10.3
Dividends	(4.7)	(4.7)
Purchases of treasury stock	(1.7)	(5.0)
Payment of acquisition earn-out	(2.0)	—
Net cash (used) provided by financing activities	(24.4)	27.0
Effect of exchange rate changes on cash	(0.4)	(2.9)
Decrease in cash and cash equivalents	(4.3)	4.7
Cash and cash equivalents at beginning of period	62.0	58.0
Cash and cash equivalents at end of period	$57.7	$62.7
Income taxes paid	$7.0	$13.3
Interest paid	$14.7	$14.6

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions)
Net sales:
Supply Technologies	$122.0	$143.1	$384.8	$444.7
Assembly Components	133.4	149.3	399.4	429.6
Engineered Products	57.3	72.0	185.9	242.1
	$312.7	$364.4	$970.1	$1,116.4

Segment operating income:
Supply Technologies	$9.7	$13.0	$30.8	$40.2
Assembly Components	13.9	17.7	38.3	41.9
Engineered Products	4.0	4.3	8.6	15.7
Total segment operating income	27.6	35.0	77.7	97.8
Corporate costs	(6.7)	(7.6)	(21.2)	(20.5)
Asset impairment charge	—	—	(4.0)	—
Interest expense	(7.2)	(7.0)	(21.3)	(20.7)
Income before income taxes	$13.7	$20.4	$31.2	$56.6